SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 27, 2009

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Minneapolis, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In November 2008, Public Service Company of Colorado (PSCo) filed a request with the Colorado Public Utilities Commission (CPUC) to increase Colorado electric rates by $174.7 million annually, or approximately 7.4 percent.  The rate filing is based on a 2009 forecast test year, an electric rate base of $4.15 billion, a requested ROE of 11.0 percent and an equity ratio of 58.08 percent.  PSCo’s request included a return of approximately $40 million for construction work in progress (CWIP) associated with incremental expenditures on the Comanche 3 unit since January 1, 2007 pursuant to the 2004 Colorado least cost plan settlement agreement (a return on expenditures prior to January 1, 2007 for Comanche 3 are included in existing rates).  Under the settlement agreement, PSCo does not record allowance for funds used during construction (AFDC) income for the months this return is actually received from customers.

In February 2009, parties filed answer testimony in the case.  The CPUC staff recommended an increase of $110 million based on a 10.3 percent ROE to be phased in with $70 million beginning in July and another $40 million in approximately January of 2010.  The Office of Consumer Council (OCC) recommended a $3 million increase based on a historic test year and a 9.75 percent ROE.

In March 2009, PSCo filed rebuttal testimony and revised its rate increase request to $159 million to reflect updated data.

On April 10, 2009, intervenors filed surrebuttal testimony.  The CPUC staff increased their revenue deficiency to $132.9 million based on an authorized ROE to 10.71 percent and an equity ratio of 58 percent.  The CPUC staff also recommended a phase-in of rates with $70 million effective July 2009 and the remainder to be effective in January 2010.  The OCC recommended an $11 million rate increase based on a historic year and an authorized ROE of 10 percent.

On April 22, 2009, a settlement agreement with CPUC staff, the Colorado Office of Consumer Counsel, Colorado Energy Consumers (an association of some of Public Service’s larger commercial customers), CF&I Steel, LP d/b/a Rocky Mountain Steel Mills, Wal-Mart Stores, Inc., Sam’s West, Inc., and Energy Outreach Colorado, was filed with the CPUC.  The settlement provides for an overall $112.2 million increase in base rates, but does not provide for the specific resolution of many of the disputed issues such as return on equity and capital structure.  However, the settlement provides that incremental CWIP not included in existing rates for the Comanche Unit 3 is removed from rate base and that PSCo is allowed to continue to record AFDC income on this balance until the Comanche Unit 3 is placed into service.

On May 27, 2009, the CPUC approved the settlement agreement and new rates are expected to go into effect on July 1, 2009.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc. (a Minnesota Corporation)

/s/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Executive Vice President and Chief Financial Officer

May 28, 2009